                                                                   EXHIBIT 10.14


                                                      CERTAIN CONFIDENTIAL
                                                      TREATMENT CONTAINED IN
                                                      THIS DOCUMENT, MARKED BY
                                                      BRACKETS AND DENOTED BY AN
                                                      ASTERISK, HAS BEEN OMITTED
                                                      AND FILED SEPARATELY WITH
                                                      THE SECURITIES AND
                                                      EXCHANGE COMMISSION
                                                      PURSUANT TO 17 C.F.R.
                                                      SECTIONS 200.80(b)(4),
                                                      200.83 and SECTION
                                                      230.406.


                          MARKETING LICENSE AGREEMENT

         THIS MARKETING AND LICENSE AGREEMENT (this "Agreement") is made and entered into this 21 day of March, 1996, by and between Cincinnati Bell Information Systems Inc. (hereinafter "CBIS"), an Ohio Corporation with offices at 600 Vine Street, Cincinnati, Ohio 45202, and Coral Systems Inc.
(hereinafter "Coral Systems"), a Delaware Corporation with offices at 1500 Kansas Avenue, Suite 2E, Longmont, CO 80501:

                                  WITNESSETH:

WHEREAS, Coral Systems is the owner of certain computer programs, documentation, and related information, including the intellectual property rights pertaining thereto (such programs, documentation and related information, as defined more specifically below, being collectively referred to as the "Licensed Materials");

WHEREAS, CBIS desires to obtain from Coral Systems the rights and licenses granted herein in such programs, documentation, and related information for purposes of engaging in the sublicensing, offering on a service bureau basis and marketing of various software programs and/or devices that consist of, use, or incorporate the Licensed Materials (such programs and/or devices, as integrated and introduced by CBIS from time to time, and as defined more specifically below, being collectively referred to as the "Products"), throughout the world; and

WHEREAS, Coral Systems is willing to grant such rights and licenses under the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   SECTION 1

                                  DEFINITIONS

         When used in this Agreement, the capitalized terms listed below shall have the following meanings:

         1.1 "CODE." Shall mean computer programming code. If not otherwise specified, Code shall include both Object Code and Source Code. Code shall include Maintenance Modifications and Enhancements thereto if, when, and to the extent such Maintenance Modifications and/or Enhancements are delivered to CBIS by Coral Systems under this Agreement or under any other agreement or arrangement between the parties.

         1.2 "DERIVATIVE WORK." Shall mean a work that is based upon one or more preexisting works, such as a revision, modification, translation, abridgment, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and that, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright





March 21, 1996                        1
infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such a preexisting work.

         1.3 "DEVELOPMENT ENVIRONMENT." Shall mean any devices, programming or documentation, including compilers, "workbenches," tools, and higher-level (or "proprietary") languages, used by Coral Systems for the development, maintenance, and implementation of the Code and/or Documentation, but only to the extent that the device, programming, or documentation so used would be necessary for the preparation of Maintenance Modifications and/or Enhancements, if conducted by CBIS, and would not be available to CBIS on reasonable terms through readily known sources not affiliated with Coral Systems.

         l.4 "DOCUMENTATION." Shall mean user manuals and other written materials that relate to the Licensed Materials. Documentation shall include modifications to the Documentation to incorporate Maintenance Modifications and Enhancements thereto if, when, and to the extent such Maintenance Modifications and/or Enhancements are delivered to CBIS by Coral Systems under this Agreement or under any other agreement or arrangement between the parties.

         1.5 "ENHANCEMENTS." Shall mean modifications, additions, or substitutions, other than Maintenance Modifications, made by Coral Systems to Code or Documentation that accomplish incidental, performance, structural, or functional improvements. Enhancements may consist of Basic Enhancements or Major Enhancements, as defined in the following sections.

                 1.5.1 "BASIC ENHANCEMENTS." Shall mean Enhancements that result from warranty or maintenance services or that otherwise accomplish incidental, structural, functional, and performance improvements for which Coral Systems does not generally impose a separate charge on its customers.

                 1.5.2 "MAJOR ENHANCEMENTS." Shall mean Enhancements that result in substantial performance, structural, or functional improvements or additions, including the substantial redesign or replacement of any parts of the Source Code, for which Coral Systems does generally impose a separate charge on its customers.

         1.6 "HIGH VOLUME CARRIERS." Shall mean communications carriers, including but not limited to wireless carriers and CATV operators with one and one half million (1.5 million) or more POPS or TV households respectively.

         1.7 "LICENSE FEES." Shall mean the per subscriber fees to be paid by CBIS to Coral Systems in connection with the sublicensing of the Licensed Materials by CBIS to any third party as provided in Exhibit A.

         1.8 "LICENSED MATERIALS." Shall mean Object Code, all Enhancements, Maintenance Modifications and Documentation for the Coral System software programs listed in Exhibit A, however, does not include any third party or ancillary software used in connection with the Licensed Materials for which a separate license is necessary. Licensed Materials may consist of Existing Licensed Materials or Future Licensed Materials as defined in the following section.





March 21, 1996                        2

                 1.8.1 "EXISTING LICENSED MATERIALS" shall mean Licensed Materials that have been developed by Coral Systems and are in existence and included in Exhibit A as of the date of execution of this Agreement.

                 1.8.2 "FUTURE LICENSED MATERIALS" shall mean Licensed Materials that are developed by Coral Systems after the date of execution of this Agreement and that are, at CBIS's option at prices to be agreed, included in Exhibit A by amendment thereto.

         1.9 "LICENSED MATERIAL FEES." Shall mean the License Fees, the Service Bureau Fees and the Maintenance Fees.

         1.10 "MAINTENANCE FEES." Shall mean the per subscriber, annual fees to be paid by CBIS to Coral Systems in connection with Coral Systems' providing the support services provided in Section 4 below to CBIS for sublicensing to third parties sublicensing the Licensed Materials as provided in Exhibit A.

         1.11 "MAINTENANCE MODIFICATIONS." Shall mean modifications, updates, or revisions made by Coral Systems to Code or Documentation that correct errors, support new releases of operating systems, or support new models of input-output (I/O) devices with which the Code is designed to operate.

         1.12 "OBJECT CODE." Shall mean Code in machine-readable form generated by compilation of Source Code and contained in a medium that permits it to be loaded into and operated on specified computers.

         1.13 "PRODUCTS." Shall mean the CBIS software products that incorporate the Licensed Materials.

         1.14 "SERVICE BUREAU ENVIRONMENT." Shall mean the use of the Licensed Materials by a licensee to provide services to (i) an entity or entities which do not directly or indirectly control, are not directly or indirectly controlled by, or are not under direct or indirect common control with the licensee; or (ii) an entity or entities in which the licensee directly or indirectly does not own at least a ten percent (10%) interest; or (iii) an entity or entities for whom the licensee is not a managing partner.

         1.15 "SERVICE BUREAU FEES." Shall mean the per subscriber, monthly fee to be paid by CBIS to Coral Systems in connection with the providing of the Licensed Materials by CBIS to any third parties in a Service Bureau Environment.

         1.16 "SOURCE CODE." Shall mean Code in programming languages such as "C" and Fortran, including all comments and procedural code (e.g., job control language (JCL) statements), plus all related development documents (e.g., flow charts, schematics, statements of principles of operations, end-user manuals, architectural standards, and any other specifications that are used to create or that comprise the Code and the Development Environment).




March 21, 1996                        3

                                   SECTION 2

                                    LICENSE

         2.1 GRANT. In consideration of the payments to Coral Systems pursuant to Section 3 hereof and for the term of this Agreement, Coral Systems hereby grants to CBIS worldwide (except as otherwise set forth herein), irrevocable, license rights as follows:

                 2.1.1 Nonexclusive right to sublicense and distribute, subject to Section 2.2, copies of the Licensed Materials, or Derivative Works thereof authorized to be made hereunder, in whole or in part, however, only in connection with the service bureau or licensing of significant software applications and/or proprietary equipment of CBIS (the "CBIS Products");

                 2.1.2 Subject to the exceptions provided in Exhibit B attached hereto and Sections 6.6 and 7 below, the exclusive right to use the Existing Licensed Materials alone or in conjunction with the Products to provide services to High Volume Carriers in a Service Bureau Environment in the United States, North America, South America, Central America, and the countries of Austria, Belgium, Cyprus, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Malta, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, Turkey, and the United Kingdom (collectively, the "Identified Countries"). In European Community countries such rights shall be exclusive only to the extent permitted by law. In all other markets, CBIS shall have a right of first refusal to provide the Licensed Materials in a Service Bureau Environment and prior to Coral Systems operating the Licensed Materials in a Service Bureau Environment or granting to a third party the right to do so, CBIS shall have forty five (45) days to decide whether to accept the Service Bureau customer. Further, CBIS has the right to convert the exclusive license granted in this Section 2 to a nonexclusive license upon thirty (30) days written notice to Coral Systems. CBIS agrees to waive the exclusivity granted to CBIS in this Section 2.1.2 with respect to FraudBuster only and only for the distributors with which Coral Systems has distribution agreements in effect as of the Effective Date of this Agreement (including the proposed distribution agreement with Motorola, provided that its terms and conditions do not materially differ from those under discussion between Coral Systems and Motorola as of the Effective Date). Further, if due to a corporate reorganization, a portion of the operations of a licensee falls within the definition of Service Bureau Environment, CBIS agrees to not unreasonably withhold consent for the continued use of the license granted prior to the Effective Date of this Agreement.

                 2.1.3 Subject to the exceptions provided in Exhibit B attached hereto and Section 6.6 and 7 below, exclusive right to use in the Identified Countries, at mutually agreed pricing, all Future Licensed Materials alone or in conjunction with the Products to provide services to third parties in a Service Bureau Environment. Such right shall be exclusive in each country of the European Community only to the extent permitted by law.

                 2.1.4 Nonexclusive royalty-free right to make, use, reproduce, and display the Licensed Materials, or Derivative Works thereof, for purposes of promoting and demonstrating the Licensed Materials or Products to third party end users;

                 2.1.5 Nonexclusive right to make, use, reproduce, and sublicense Derivative Works of the Licensed Materials for purposes of maintaining and supporting the Products, as contemplated by Section 11




March 21, 1996                         4
hereof; and

                 2.1.6 In addition to the foregoing provisions of this Section 2.1, the right to make, use, and reproduce Derivative Works of the Licensed Materials as necessary to prepare or integrate Maintenance Modifications and/or Basic Enhancements thereto that are not provided by Coral Systems within a reasonable period after they are requested by CBIS provided however, that Coral Systems shall not be obligated to provide any Source Code or other information to CBIS in connection with its development of Derivative Works; and

                 2.1.7 The right to use and reproduce internally, the Licensed Materials, and the Development Environment, in whole or in part, as necessary to accomplish the foregoing.

         2.2 SUBLICENSE RESTRICTIONS. The Code portion of any Licensed Materials may be sublicensed and distributed only in Object Code form and only in connection with the licensing of CBIS Products as provided above. CBIS shall require each recipient of the Licensed Materials or any Product that contains the Licensed Materials, in whole or in part to be subject to the restrictions set forth in this Section 2.2. Such restrictions shall be set forth in a written agreement signed by the recipient prior to or upon receipt of the Licensed Materials or the Product containing the following sections.

                 2.2.1. The recipient may (1) use the Licensed Materials only for their intended purposes; and (2) make one copy of the Object Code portion of the Licensed Materials in machine-readable form for nonproductive backup purposes only.

                 2.2.2 The recipient may not use, copy, modify, or transfer the Licensed Materials, or any copy, adaptation, transcription, or merged portion thereof, except as expressly permitted. The recipient's rights are nonexclusive and nonassignable. If the recipient transfers possession of any copy, adaptation, transcription, or merged portion of the Licensed Materials to any other party (except to a successor in interest of the recipient's business that assumes all of the recipient's obligations with respect to the Licensed Materials), the recipient's rights in the Licensed Materials are automatically terminated.

                 2.2.3 Coral Systems shall have the sole and exclusive ownership of and all right, title, and interest in and to the Licensed Materials, including ownership of all patents, trade secrets and copyrights pertaining thereto, subject only to the rights and privileges expressly granted by Coral Systems hereunder.

                 2.2.4 The recipient is not entitled to receive Source Code, and under no circumstances may the recipient reverse-compile or reverse-assemble the Object Code. Where the Licensed Materials are licensed for use in the European Community, information on interoperability of the Licensed Materials shall be made available upon request in compliance with the EC Directive for the Legal Protection of Software . The recipient must further maintain the confidentiality of all trade secrets of Coral Systems and CBIS.

                 2.2.5 The recipient must reproduce and include in all copies of the Licensed Materials prepared by the recipient, and in all adaptations thereof, the copyright notice(s) and proprietary legend(s) of Coral Systems and, as applicable, CBIS, as they appear in the Licensed Materials and on the media containing the Licensed Materials supplied to the customer by Coral Systems or CBIS.



March 21, 1996                         5

                 2.2.6 The recipient's obligations hereunder remain in effect for the Licensed Materials for as long as it continues to possess or use the Licensed Materials and as to all trade secrets until the same are made publicly available, and such obligations shall be for the benefit of Coral Systems and shall be enforceable by Coral Systems.

                 2.2.7 The foregoing restrictions shall in no way restrict CBIS's right to grant sublicenses to permitted sublicensees which permit the sublicensees to operate the Licensed Materials on behalf of third parties.

         2.3 SUBSIDIARIES OF CBIS. CBIS may transfer, assign, or sublicense the rights and licenses granted hereunder to one or more affiliates of CBIS provided in Exhibit C attached hereto, and each such affiliate may correspondingly transfer, assign, or sublicense such rights and licenses to any other affiliate of CBIS, provided in each case that such affiliates agree to be bound by the obligations of CBIS and CBIS shall remain bound under written agreement by the obligations it assumes under this Agreement. For purposes hereof, an affiliate shall consist of any corporation, partnership, joint venture, or other entity (a) in which CBIS has greater than fifty percent (50%) of the profits and voting rights; or (b) has greater than fifty percent (50%) of the profits or voting rights in CBIS; or (c) is under common control with CBIS. CBIS may add to or remove entities from Exhibit C which satisfy the foregoing criteria upon written notice to Coral Systems.

         2.4 ANCILLARY RIGHTS. The rights and licenses granted hereunder shall include the right and license to copy and display all pictorial, graphic, or audiovisual works created as a result of the execution of the Licensed Materials, even if such pictorial, graphic, or audiovisual works are created by or with other programming or through other means.

         2.5 PATENT RIGHTS. Coral Systems further grants to CBIS, its successors, and assigns, and any sublicensees and customers rightfully using or receiving the benefits of the Licensed Materials, a worldwide, royalty-free, irrevocable and nonexclusive immunity from suit under any patents owned or licensable by Coral Systems at any time during the term of this Agreement, as necessary for CBIS to exercise any other rights and licenses granted under this Agreement.

         2.6 NO IMPLIED LICENSE. No right or license shall be implied by estoppel or otherwise, other than the rights and licenses expressly granted in this Agreement. Coral Systems shall retain all ownership right, title, and interest in the Licensed Materials, Source Code and Additional Developments subject only to the rights and licenses specifically granted herein.

                                   SECTION 3

                                    PAYMENTS

         3.1 LICENSED MATERIALS FEES. For each of the Licensed Materials provided in Exhibit A attached hereto, CBIS shall provide the Licensed Material Fees, as appropriate, in consideration of the use in a Service Bureau Environment or sublicense of the Licensed Materials. All Licensed Material Fees shall be due upon the acceptance by sublicensee or service bureau customer of the Licensed Materials. Unless otherwise agreed to in writing by the Parties, acceptance shall occur the earlier of (a) demonstration by Coral Systems that the Licensed Materials perform according to the criteria provided for each of the Licensed




March 21, 1996                         6

Materials in Exhibit A; or (b) upon production use of the Licensed Materials by the sublicensee or service bureau customer. Coral Systems shall provide CBIS a new criteria for each Enhancement.

         3.2 REVIEW OF LICENSED MATERIAL FEES. Six months after the Effective Date, CBIS and Coral Systems will jointly review the actual prices at which the Licensed Materials were licensed during the first six months of this Agreement to determine what effect there should be on the Licensed Material Fees. Further, the Parties shall perform a similar review and determination twelve (12) months after the Effective Date and annually thereafter.

         3.2 OTHER PAYMENTS. In addition to the Licensed Materials Fees provided above, CBIS may be obligated to provided to Coral Systems additional payments under this Agreement. Such payments may include, without limitation, installation fees and training fees as provided in Section 4 below and fees associated with any Additional Development as provided in Section 8 below.

         3.3 TIMING OF PAYMENT; INTEREST. All Licensed Material Fees and all other fees owing under this Agreement shall be made within thirty (30) days of the date the obligation accrues. All amounts due to Coral Systems under this Agreement and not paid on the date such amounts are due shall accrue interest at the lesser of 1% per month or the maximum allowable rate by law.

         3.4 AUDIT RIGHTS. CBIS shall keep accurate and complete records of the number of wireless telecommunications subscribers of CBIS customers for the Licensed Materials in either a Service Bureau Environment or sublicensing. Coral Systems shall be permitted, at is cost and from time to time, to conduct an audit of those books and records of CBIS relating to the foregoing. In the event any audit reveals a discrepancy of ten percent (10%) or greater in the amounts that should have been paid to Coral Systems, CBIS shall reimburse Coral Systems for the costs of such audit along with all underpayments.

                                   SECTION 4

        DELIVERY AND MAINTENANCE AND SUPPORT OF LICENSED MATERIALS BY
                                CORAL SYSTEMS

         4.1 DELIVERY OF LICENSED MATERIALS, MAINTENANCE MODIFICATIONS AND ENHANCEMENTS. Within thirty (30) days of the execution of this Agreement (or as otherwise agreed in writing), Coral Systems shall deliver to CBIS one complete copy of the Licensed Materials in Object Code form. Further, Coral Systems shall deliver to CBIS, when and as prepared by Coral Systems in the course of its business, all Enhancements and Maintenance Modifications arising from time to time, for inclusion in the Code and/ or Documentation. Coral Systems agrees to consider and discuss with CBIS any proposal of CBIS with respect to the preparation of possible further Basic Enhancements and Maintenance Modifications.

         4.2 SECONDARY SUPPORT. Coral Systems shall provide secondary support for the Licensed Materials. Such support shall include the providing of reasonable telephone support on a seven days per week, twenty four hours per day basis. Coral Systems' response time shall be as set forth in Exhibit D to this Agreement. In the event on site support is necessary after reasonable attempts to resolve the matters requiring support, CBIS and Coral Systems shall determine the severity of the support needs and mutually


March 21, 1996                          7
determine the timing and personnel necessary to address the relevant support issues. Coral Systems reserves the right to require CBIS to reimburse it for international telephone charges (including modem charges) and for all reasonable and customary travel and accommodation expenses incurred by Coral Systems in the providing of on-site support. CBIS shall have no obligation to reimburse Coral Systems for travel expenses which are not pre-approved by CBIS in writing.

         4.3 TECHNICAL TRAINING. Coral Systems shall provide to those employees of CBIS designated by CBIS, a five (5) day training seminar concerning the use, operation, installation, attributes and maintenance of each of the Licensed Materials and a two (2) day training seminar covering the same for each Major Enhancement provided to CBIS under this Agreement. The date, time and location of the foregoing shall be at the mutual agreement of the parties. Coral Systems shall provide such additional technical training seminar as CBIS may request from time to time at a time, date and location as the parties may mutually determine. Such additional training seminars from Coral Systems shall be subject to charge at Coral Systems' then current rates for such services.

         4.4 INSTALLATION. Coral Systems shall install the first two Service Bureau Environment and sublicensed applications of each of the Licensed Materials without charge, excepting reasonable travel and accommodations expenses of Coral Systems personnel which shall be paid by CBIS. CBIS may contract Coral Systems from time to time to install the Licensed Materials in either a Service Bureau Environment or sublicensed setting. Such installation services shall be provided at a time and date mutually acceptable to the parties and be subject to charge at Coral Systems' then current rates for such services.

         4.5 DIRECT SERVICES. At CBIS' sole discretion, it may elect to have Coral Systems provide any of the support or maintenance services provided in this Section 4 directly to any customer of CBIS by having Coral Systems and such customer contract directly under terms acceptable to Coral Systems and the CBIS customer.

         4.6 CONTINGENT SERVICES. Coral Systems' obligations to provide CBIS with the support and maintenance services hereunder are contingent upon CBIS' timely payment of all Maintenance Fees and other fees provided in this Agreement.

                                   SECTION 5

                          SUPPORT OBLIGATIONS OF CBIS

         5.1 PRIMARY SUPPORT. Unless CBIS elects to have Coral Systems contract directly with the CBIS customer as provided in Section 4.5 above, CBIS shall provide primary responsibility for all installations, telephone and on-site support of the Licensed Materials, whether in a Service Bureau Environment or sublicense. Such primary support shall include, but not be limited to, (a) installing the Licensed Materials, (b) receiving all initial support requests from all CBIS customers regarding the Licensed Materials, (c) screening support requests to identify the issue, error or problem and, if such issue, error or problem is other than one requiring a Maintenance Modification, attempting to remedy the same prior to contacting Coral Systems, and (d) where reasonably necessary, accompanying Coral Systems on on-site support provided.





March 21, 1996                         8

         5.2 CBIS PERSONNEL. CBIS shall provide a sufficient number of support personnel for the Licensed Materials who have the requisite training, education and capabilities to undertake and successfully complete the support and, if appropriate, installation obligations of CBIS provided in this Section 5.

                                   SECTION 6

                     MARKETING OBLIGATIONS OF CORAL SYSTEMS

         6.1 SALES TRAINING. Coral Systems shall provide to CBIS designated sales and marketing personnel, at Coral Systems' expense, two two day sales training seminars for the Existing Licensed Materials, two one day sales training seminar for each Major Enhancement and two two day sales training seminar for each Future Licensed Materials. All seminars shall be conducted at a mutually agreed upon location and shall be set at a date and time mutually acceptable to the parties. Each seminar shall include, without limitation, a detailed overview of the Licensed Materials, any competitive information possessed by Coral Systems on the Licensed Materials, and any strengths and weaknesses Coral Systems believes relates to the offering of the Licensed Materials in a Service Bureau Environment. Coral Systems shall bear its own travel expenses for the first seminar to which it is required to send employees. Thereafter, CBIS shall reimburse Coral Systems for reasonable travel and living expenses for sales training seminars to which Coral Systems employees are required to travel.

         6.2 SALES SUPPORT. Coral Systems shall provide reasonable secondary sales support to CBIS in connection with the offering or sublicensing of the Licensed Materials. Such support shall include, without limitation, the attending of a reasonable number of sales calls and the providing to CBIS of any marketing materials relating to the Licensed Materials produced by Coral Systems.

         6.3 FUTURE LICENSED MATERIALS. Coral Systems shall provide CBIS with notice of any new applications developed by Coral Systems for consideration as a Future Licensed Material. Coral Systems shall provide CBIS with written notification of the availability of any such application sixty
(60) days prior to commercial availability of such application with proposed Licensed Material Fees and such other terms and conditions as may be appropriate for such application. CBIS shall have thirty (30) days from receipt of the foregoing notice to agree to or enter into and conclude negotiations with Coral Systems to have such application become a Future Licensed Material. The parties shall act in good faith in setting any Licensed Material Fees for such applications.

         6.4 RIGHT OF FIRST REFUSAL. In the event the parties fail to reach agreement on the prices of any application identified in Section 6.3 above, and Coral Systems has identified another entity with which it desires to provide such application for offering in a Service Bureau Environment, Coral Systems shall provide a written notice of the same including prices of such offering thirty (30) days prior to consummation of such transaction. CBIS shall have thirty (30) days from receipt of such notice to provide written notice to Coral Systems of its decision to offer the application in question in a Service Bureau Environment under the same prices as those provided in the foregoing notice. In the event CBIS fails to timely provide Coral Systems with the requisite written notice Coral Systems shall be free to consummate the foregoing relationship. In the event the prices of such relationship materially change from those provided in the notice to CBIS prior to closing, such new terms and conditions shall constitute a new offer for which Coral Systems shall be obligated to provide CBIS with another written notice and CBIS shall have the rights provided above.





March 21, 1996                         9

                                                CONFIDENTIAL TREATMENT REQUESTED


         6.5 CBIS RECOMMENDATIONS. Throughout the period of exclusivity provided to CBIS in Sections 2.1.2 and 2.1.3 above, Coral Systems shall recommend and offer to all customers to whom it offers for licensing the Licensed Materials, the opportunity for the customer to acquire the Licensed Materials from CBIS in a Service Bureau Environment. In the event a prospective customer of Coral Systems expresses an interest in pursuing the Licensed Materials in a Service Bureau Environment from CBIS, Coral Systems shall provide the name and contact individual of the prospective customer to CBIS and shall provide to CBIS the sales support provided in Section 6.2 above.

         6.6 SPECIAL ACCOUNTS. Attached to this Agreement as Exhibit E is a list of accounts which CBIS and Coral Systems shall jointly solicit for the licensing and/or Service Bureau of the Licensed Materials (the "Special Accounts") during the term of this Agreement. The Parties shall collectively determine the strategy to jointly solicit the Special Accounts and shall begin work on such strategies as soon as practical after the Effective Date. Notwithstanding the foregoing, in the event any of the Special Accounts elects to not acquire the Licensed Materials through CBIS' Service Bureau Environment, then Coral Systems and CBIS shall pursue a license of the Licensed Materials and, unless the customer desires to contract directly with Coral Systems, CBIS shall enter into the license agreement with the customer. Nothing in this Section shall restrict or impact the ability of other distributors of Coral Systems to sublicense or offer the Licensed Materials to any entities and Coral Systems shall be free to support such distributors in such activities provided such activities do not violate the exclusivity provided to CBIS in Section
2.1.2 or 2.1.3. CBIS and Coral Systems shall mutually agree to changes to Exhibit E. Regardless of whether the revenue is Service Bureau, or License, the Parties agree that the pricing schedule set forth in Exhibit A hereto shall apply to the Special Accounts contracted by CBIS. During the period of exclusivity under this Agreement the Parties agree that in addition to those Special Accounts set forth on Exhibit E, the Parties will jointly market the Licensed Materials to any telecommunications provider identified as included in the Service Bureau Environment as provided in 2.1.8 above, all of whom shall be considered Special Accounts.

         6.7 ACCOUNT TRANSFER. Coral Systems shall consider, on a case by case basis, the transfer of existing license and maintenance agreements it currently has granted to its customers to CBIS where the Coral Systems customer is also a billing Service Bureau Environment customer of CBIS and such entity desires the transfer of such agreements or parts thereof to CBIS. The terms of the transfer and the compensation provided to Coral Systems shall be mutually acceptable to CBIS and Coral Systems, provided however, that the parties shall act in good faith in such negotiations.

                                   SECTION 7

                         MARKETING OBLIGATIONS OF CBIS

         7.1     PERFORMANCE. The exclusivity provided to CBIS in Sections
2.1.2 and 2.1.3 above is subject to CBIS providing to Coral Systems the revenues under this Agreement from CBIS sublicensing or providing in a Service Bureau Environment the FraudBuster and ChurnAlert Licensed Materials for the
following minimum number of cumulative subscribers: [          *          ]
[          *         ]; and an additional [   *   ] subscribers per calendar
quarter until [   *    ] The calculation of subscribers shall be accomplished on
a cumulative basis for all subscribers analyzed by the foregoing Licensed Materials on the last day of each calendar quarter and shall not include sublicensed or Service Bureau Environment subscribers of those markets trading
under the [      *      ] brand name as of the Effective Date of this





March 21, 1996                         10

Agreement. In the event CBIS fails to provide the minimum to Coral Systems during any calendar quarter, it shall have one additional quarter to meet the cumulative for the Licensed Materials for the two calendar quarters in question. In the event CBIS fails to meet the cumulative minimum after two calendar quarters, Coral Systems shall have the option of terminating the exclusive licenses provided in Sections 2.1.2 and 2.1.3 above, as applicable, however, such termination shall have no impact, other than the termination of exclusivity, on the licenses granted to CBIS who shall be permitted to continue to provide the offering or sublicensing of the applicable Licensed Materials throughout the remainder of the term of this Agreement. The parties shall negotiate in good faith on a case by case basis performance metrics for each Future Licensed Material.

         7.2 GENERAL MARKETING. CBIS shall undertake reasonable marketing of the Licensed Materials, which shall include, as reasonably appropriate, the inclusion of the Licensed Materials in CBIS collateral and marketing materials, the inclusion of the Licensed Materials in wireless telecommunications trade shows in which CBIS participates and the inclusion of the Licensed Materials in any relevant and appropriate advertisements. CBIS shall provide to and receive the consent of Coral Systems, which consent shall not be unreasonably withheld, for all marketing materials and matters identifying the Licensed Materials or Coral Systems prior to the publication of the same.

         7.3 REPORTING. CBIS shall provide to Coral Systems a good faith quarterly forecast of the sublicenses and Service Bureau Environment opportunities for the Licensed Materials by the fifteenth (15th) day of the month following each calendar quarter. All such forecasts shall be estimates and shall impose no liability on CBIS for the accuracy of or License Fees relating to the same.

         7.4 USE OF NAME. CBIS shall use the name of the applications provided by Coral Systems identified in Exhibit A for each of the Licensed Materials in all sales, marketing, offerings in a Service Bureau Environment and sublicensing of the same.

         7.5 SOLUTION OF CHOICE. Provided Coral Systems complies with the terms of this Agreement and for the period of time and in those markets where CBIS retains exclusivity under Section 2.1 above, CBIS shall, when recommending a Service Bureau solution, exclusively, to the extent permitted by applicable law, recommend the Licensed Materials to their customers for the purposes for which each of the Licensed Materials are designed and shall not enter into any agreement for the offering in a Service Bureau Environment with any other entities who provide or offer applications similar to the Licensed Materials. The foregoing shall not apply in the event that a CBIS customer or prospective customer requests that CBIS supply, support, license, sublicense, develop, offer in a Service Bureau Environment or otherwise provide an application similar to the Licensed Materials.

                                   SECTION 8

                             ADDITIONAL DEVELOPMENT

         Coral Systems acknowledges that one of CBIS's motivations in entering this Agreement and the Series C Preferred Stock Purchase Agreement is to obtain the development services of Coral Systems as described in this Section 8. Accordingly, CBIS may suggest or identify additional features or modifications





March 21, 1996                         11

                                                CONFIDENTIAL TREATMENT REQUESTED


to the Licensed Materials or new products which may become Licensed Materials by providing to Coral Systems a written description of the feature, modification or new product (collectively, "Additional Development") in sufficient detail to permit Coral Systems to prepare an estimate of the time and cost associated with the development of the Additional Development. Coral Systems shall respond to each request by CBIS for Additional Development as to whether Coral Systems desires that the Additional Development be (i) owned by CBIS; (ii) jointly owned by CBIS and Coral Systems with an agreed to royalty on future sales; or (iii) jointly owned (without any rights of contribution and without rights to individually prosecute patent applications thereto) by CBIS and Coral Systems with no royalty. In the event of an Additional Development that is to be owned by CBIS, the rate proposed shall be Coral Systems' published rate for such work. In the event that the Additional Development is to be jointly owned with a royalty on future sales, the Parties shall agree upon the appropriate rate and royalties. In the event that the Additional Development is to be jointly owned
without royalty, the rate proposed by Coral Systems shall be [      *      ] of
Coral Systems' published rate for such work. Coral Systems shall endeavor to provide such estimate within the time frames requested by CBIS, however, additional time may be necessary depending upon the complexity of the request. Coral Systems reserves the right to not provide an estimate or undertake the requested Additional Development. In the event Coral Systems provides the estimate and CBIS desires to proceed with the Additional Development, the parties shall negotiate, on a case by case basis and as applicable, development schedules, development contributions and such other matters as the parties may determine. In any event, Coral Systems agrees that Coral Systems shall make reasonable efforts to accommodate CBIS's requests for Additional Development within the requested time frames. The terms and conditions of all agreed upon Additional Development shall be reduced to writing, acknowledged by both parties, attached hereto as part of Exhibit A and shall be subject to the terms and conditions of this Agreement unless the foregoing terms and conditions are in conflict, in which case such foregoing terms and conditions shall govern. In the event CBIS elects to proceed with either a real time collector project (the "Collector Project") or a data message handler project (the "DMH Project") after the parties have reached agreement on the foregoing, Coral Systems shall commence work on the foregoing project(s) within a maximum of sixty (60) days from the parties reaching agreement and Coral Systems shall make available up to
a maximum of [    *    ] individuals for the DMH Project and [    *   ]
individuals for the Collector Project, provided however, that if the parties mutually determine, certain of the individuals may work on both projects to accomplish substantially duplicative tasks or to the extent the time to completion of the projects is not detrimentally impacted. Further, upon reasonable notice and an agreed schedule of milestones, Coral Systems agrees, at CBIS's request, to make available up to the greater of [
* ] of Coral Systems' development staff to work on development projects related to real time wireless applications in addition to the DMH Project and the Collector Project.

                                   SECTION 9

                             PROPRIETARY PROTECTION

         9.1 ACKNOWLEDGMENT OF CONFIDENTIALITY. CBIS acknowledges that the Licensed Materials, Source Code, the Additional Development to the extent owned by Coral Systems pursuant to Section 8, above, and such other materials identified as confidential (collectively, the "Confidential Materials") consist of confidential information of Coral Systems. CBIS shall treat the Confidential Materials in confidence and





March 21, 1996                         12
shall not use, copy, or disclose them, nor permit any of its personnel to use, copy, or disclose them, for any purpose that is not specifically contemplated by this Agreement.

         9.2 SECURE HANDLING. Except for copies of Confidential Materials in use by CBIS from time to time as permitted hereunder, CBIS shall require that the Confidential Materials shall be maintained in a manner so as reasonably to preclude unauthorized persons from having access thereto. CBIS shall permit access to the Confidential Materials only as necessary for CBIS's use thereof in accordance with the terms of this Agreement.

         9.3 PROPRIETARY LEGENDS. All Code and Documentation shall be marked with Coral Systems' copyright notice. All Products offered by CBIS shall display Coral Systems' copyright notice. However, CBIS may mark with its own copyright notice and register any Derivative Works of the Code and Documentation prepared by CBIS. The parties agree to cooperate in any such registration and to provide necessary information and prepare and deliver duly executed documents reasonably required in such regard. In addition to the foregoing copyright notice, all Confidential Materials shall be clearly marked "CONFIDENTIAL--Coral Systems", or a similar mark. CBIS shall not permit any of its personnel to remove any proprietary or other legends or restrictive notices contained or included in any Code, Documentation, or other material provided by Coral Systems, and CBIS shall not permit any of its personnel to reproduce or copy any such material except as specifically authorized hereunder.

         9.4 RESTRICTIONS ON ACCESS. CBIS shall limit the use of and access to the Confidential Materials to such personnel of CBIS as are directly involved in the use thereof by CBIS, and prevent all of its personnel from having access to any such Confidential Materials that are not required in the performance of their duties.

         9.5 INJUNCTIVE RELIEF. The parties acknowledge the substantial loss and irreparable harm associated with a violation of the confidentiality provisions of this Agreement and, as such, agree that Coral Systems shall be entitled to seek and obtain an immediate injunctive relief, without the posting of bond or other security, in the event CBIS violates or threatens to violate the confidentiality terms of this Agreement.

                                   SECTION 10

                         REPRESENTATIONS AND WARRANTIES

         10.1 RIGHT AND AUTHORITY. Coral Systems represents and warrants that (1) it is the owner of the Code and the Documentation, including all intellectual property rights therein under copyright, patent, trademark, trade secret, and other applicable law; (2) it has the full and sufficient right and authority to grant the rights and licenses granted herein; (3) the Code and Documentation to the best of Coral Systems' knowledge have not been published under circumstances that have caused loss of any U.S. copyright therein; and
(4) the Code and Documentation, to the best of Coral Systems' knowledge, do not infringe any copyright or other intellectual property right of any third party.

         10.2 ADEQUACY OF SOURCE CODE AND DEVELOPMENT ENVIRONMENT. Coral Systems represents and warrants that (1) the Source Code and the Development Environment delivered to the Escrow Agent (defined below) are and shall be understandable and usable by trained computer-programming personnel who are familiar with the programming languages and computer systems utilized by the Licensed Materials;





March 21, 1996                         13

(2) such Source Code does not involve any proprietary languages or programming components that such personnel could not reasonably be expected to understand, except to the extent that the Source Code and the Development Documentation contain sufficient commentary to enable such contractor to understand and use such languages or components; and (3) such Source Code and the Development Documentation include all of the devices, programming, and documentation reasonably necessary for the maintenance and support of the Licensed Materials by CBIS, if required to do so, except for devices, programming, and documentation commercially available to CBIS on reasonable terms through readily known sources not affiliated with Coral Systems.

         10.3 CONFORMITY, PERFORMANCE, AND COMPLIANCE. Coral Systems represents and warrants that (1) the Code and Documentation to be delivered by Coral Systems hereunder have been prepared in a workmanlike manner and with professional diligence and skill; (2) such Code and Documentation will function on the machines and with operating systems for which they are designed; and (3) such Code conforms to the specifications in the Documentation or the requirements as appropriate.

                                   SECTION 11

                               SOURCE CODE ESCROW

         11.1 DEPOSITING AND UPDATING. Coral Systems shall deposit the Source Code and Development Environment (collectively, the "Deposit Materials") for the Licensed Materials, in escrow with a mutually acceptable agent (the "Escrow Agent") pursuant to a mutually acceptable escrow agreement to be executed between the parties within thirty (30) days of the execution of this Agreement. Thereafter, Coral Systems shall diligently update and keep current with the Escrow Agent all Enhancements, Maintenance Modifications and Additional Development no less than ninety (90) days after the availability of the same to CBIS. Written confirmation of all such deposits shall be delivered to CBIS concurrently with all deposits.

         11.2 GRANT OF LICENSE AND RELEASE OF DEPOSIT MATERIALS. In the event that: (i) a voluntary or involuntary petition is filed with respect to Coral Systems under any federal or state bankruptcy or insolvency law and the support and maintenance obligations provided in Section 4 above (collectively, the "Support") can no longer be provided in accordance with this Agreement;
(ii) Coral Systems files for liquidation or dissolution; or, (iii) Coral Systems otherwise ceases to conduct business or offer the Support, or default in the performance of any material Support obligation and fails to cure such default within a reasonable period, then CBIS shall be deemed to be granted a nonexclusive, perpetual, fully paid up license in the Deposit Materials and CBIS shall be entitled to receive the Deposit Materials from the Escrow Agent. Any such release of the Deposit Materials shall be used in accordance with the terms and conditions of this Agreement.

                                   SECTION 12

                              TERM AND TERMINATION

         12.1 TERM OF AGREEMENT. This Agreement shall become effective on the first day that it has been executed by both parties and, unless sooner terminated hereunder, shall remain in force for a period of ten (10) years afterwhich it shall automatically renew for successive one (1) year periods unless either party provides notice to the other of its desire to terminate this Agreement ninety (90) days prior to the anniversary of the applicable renewal period.





March 21, 1996                         14

                                                CONFIDENTIAL TREATMENT REQUESTED


         12.2 TERMINATION. Either party may, at its option, terminate this Agreement in the event of a material breach by the other party. Such termination may be effected only through a written notice, specifically identifying the breach on which termination is based. Following receipt of such notice, the party in breach shall have ninety (90) days to cure such breach plus such additional reasonable time as may be necessary in the event it is unreasonable to complete such cure within such period, and this Agreement shall terminate in the event that such cure is not effected by the end of such period.

         12.3 SURVIVAL. In the event of the termination of this Agreement, in whole or in part, the provisions of Sections 9 and 10 shall survive and continue in effect.

         12.4 RIGHTS NOT AFFECTED. The termination of this Agreement shall not affect any paid-up right or license theretofore attained by CBIS, nor shall it impair the right or license of any third party in the Licensed Materials or Products that have been or may yet be sublicensed in accordance with this Agreement. Notwithstanding the termination of this Agreement, CBIS may (1) continue to exercise the rights and licenses granted hereunder to fill any binding commitments it has entered into with third parties as of the date of termination, and (2) continue to exercise the rights and licenses granted hereunder as necessary to provide maintenance and support for the Licensed Materials which have been previously provided to third parties. The payment obligations set forth in Section 3 hereof shall continue in effect following termination of this Agreement with respect to any revenues that CBIS may continue to collect.

                                   SECTION 13

                            LIMITATION OF LIABILITY

         13.1 EXCLUSION OF CONSEQUENTIAL DAMAGES, ETC. In no event shall either party be liable to the other for any consequential, indirect, special, or incidental damages, even if such party has been advised of the possibility of such potential loss or damage. The foregoing limitations shall not be construed to diminish the obligations of indemnity set forth in Section 9 hereof.

         13.2 LIMITATION OF CBIS LIABILITY. In no event shall CBIS be liable for amounts in excess of the direct damages proven for breach of this Agreement and, except for claims relating to personal injury and property damages arising from CBIS's negligence or unless CBIS shall have been found by a court of competent jurisdiction to have engaged in bad faith or intentional misconduct,
in no event shall CBIS's total liability under this Agreement exceed [  *   ]
exclusive of amounts payable in accordance with the terms of this Agreement.

         13.3 LIMITATION OF CORAL SYSTEMS LIABILITY. In no event shall Coral Systems be liable for any amounts under or relating to this Agreement in excess of the greater of the amounts paid to Coral Systems by CBIS hereunder or the amount paid by CBIS under the Series C Preferred Stock Purchase Agreement for its initial purchase of Series C stock.





March 21, 1996                         15

                                   SECTION 14

                                INDEMNIFICATION

         14.1 SCOPE OF CORAL SYSTEMS INDEMNIFICATION. Coral Systems hereby defends, indemnifies and holds harmless CBIS, its successors, and assigns, including any customers from any loss, liability, claim, or damage regarding authorized and proper use of the Code, Documentation, Additional Development or Development Environment supplied hereunder, based on any actual or alleged infringement of a patent, trademark, copyright, trade secret, or other intellectual proprietary right of any third party. If such claim arises, or if in Coral Systems' judgment is likely to arise, CBIS agrees to allow Coral Systems, at Coral Systems' option, to procure the right for CBIS to continue to exercise its rights and licenses granted herein, or to replace or modify them in a functionally equivalent manner so they become noninfringing. If neither of the foregoing alternatives is available on terms that are reasonable in Coral Systems' judgment, Coral Systems shall (i) reimburse CBIS the amounts paid to Coral Systems with respect to the product(s) upon which the claim(s) are based; and (ii) allow CBIS at its option to either return the Code, Documentation, and/or Development Environment to Coral Systems or take over the defense and/or settlement of such claims as they relate to CBIS's sublicensees and service bureau customers. In the event that CBIS elects to defend and/or settle such claims, any sums expended by CBIS in such defense and/or settlement shall be credited against any future royalties or License Fees which become due hereunder to Coral Systems.

         14.2    LIMITATIONS. Coral Systems shall have no obligation under
Section 14.1 hereof with respect to any claim of infringement of patent, copyright, trade secret, or other intellectual proprietary right based upon CBIS's modification of the Code, Documentation, Additional Development and/or Development Environment or based upon their combination, operation, or use with programs or equipment provided by CBIS or not specified by Coral Systems.

         14.3 SCOPE OF CBIS INDEMNIFICATION. CBIS hereby indemnifies and holds harmless Coral Systems, its successors, and assigns, harmless for damages finally awarded or actually paid in settlement resulting directly from any loss, liability, claim, or damage regarding the use, misuse, representation or misrepresentation regarding the Licensed Materials not authorized by Coral Systems.

         14.3 CONDITIONS. The foregoing indemnity obligations shall be contingent upon the party claiming indemnification (1) giving prompt written notice to the other party of any claim, demand, or action for which indemnity is sought; (2) fully cooperating in the defense or settlement of any such claim, demand, or action; and (3) obtaining the prior written agreement of the indemnifying party prior to any settlement or proposal of settlement, which agreement shall not unreasonably be withheld.

                                   SECTION 15

                                 MISCELLANEOUS

         15.1 TERMS CONFIDENTIAL. Coral Systems and CBIS shall hold in confidence the terms of compensation set forth herein, and neither party hereto shall disclose such terms to any other person or entity without the prior consent of the other.





March 21, 1996                          16

                                                CONFIDENTIAL TREATMENT REQUESTED


         15.2 FREEDOM OF ACTION. Other than as specifically provided herein, this Agreement shall not be construed to limit CBIS's right to obtain services or software programs from other sources. This Agreement alone establishes the rights, duties, and obligations of CBIS and Coral Systems with respect to the subject matter hereof. CBIS shall have no right or interest whatsoever in any product of Coral Systems other than the rights and licenses in the Code, Documentation, and Development Environment granted herein. Nothing in this Agreement shall be construed to obligate CBIS to a specified level of effort in its promotion and marketing of the Licensed Materials and/or Products, or to assure that a specified level of revenues or royalties will result therefrom.

         15.3 DISTRIBUTORS. CBIS acknowledges that Coral Systems has and may continue to enter into relationships with distributors of the Licensed Materials, provide however, that such relationships are not in violation of the terms and conditions of this Agreement. Exhibit B attached hereto contains a listing of the distributors relationships of Coral Systems as of the date of this Agreement.

         15.4 INDEPENDENT CONTRACTOR. CBIS shall hold itself out only as an independent contractor of Coral Systems.

         15.5 NOTICES. All notices, authorizations, consents, or other communications required or permitted to be given hereunder shall be made in writing and shall be deemed effective when delivered as follows:

         If to Coral Systems:        If to CBIS:
         Coral Systems               Cincinnati Bell Information Systems Inc.
         1500 Kansas Avenue          600 Vine Street
         Longmont, CO 80501          Cincinnati, Ohio 45202

         Attn: Howard Kaushansky     Attn: Roy T. Heggland
         Vice President              Senior Vice President
         and General Counsel         and General Counsel


Any party hereto may change its address for purposes hereof by so notifying the other party.

         15.6 ASSIGNMENT. Except as provided in Section 2.3 above, neither party may assign this Agreement to another entity, except in connection with the merger or sale of substantially all of the assets of the assigning company, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempted assignment of this Agreement in violation of this provision shall be void.

         15.7 MERGER, ETC. This Agreement contains the whole understanding of the parties with respect to the subject matter hereof and supersedes all prior oral or written representations and agreements between the parties relating thereto. This Agreement may not be varied except by a writing duly executed by both parties.

         15.8    [          *         ] Coral Systems agrees that the Licensed
Material Fees offered to CBIS herein are and will be [            *
                                                                         ]in
the markets and[                               *
                  ]






March 21, 1996                          17

                                                CONFIDENTIAL TREATMENT REQUESTED


[       *       ] of the Licensed Materials and will[


                     *                                ]

         15.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio as they apply to a contract made and performed solely in such State.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement upon the date first written above.

Cincinnati Bell Information Systems, Inc.                   Coral Systems Inc.

By:  /s/ James F. Orr                             By: /s/ Eric A. Johnson
    ----------------------------------------         ---------------------------

Title: President and Chief Executive Officer      Title: President and Chief
       -------------------------------------            ------------------------
                                                         Executive Officer



March 21, 1996                         18

                                                CONFIDENTIAL TREATMENT REQUESTED

                                   Exhibit A
                               Licensed Materials

Product Name: FraudBuster(R)

Product Description: Software application initially designed to detect certain forms of fraud perpetrated against providers of cellular communications services.

Service Bureau Fees:

                     Service Bureau Pricing Per Subscriber

Number of Subscribers:        Domestic:            International:

[      *      ]               [   *  ]             [   *  ]

Pricing in excess of [    *    ] subscribers shall be negotiated by the Parties
in good faith. Service bureau pricing represents a per subscriber fee per month
for a [        *        ] term and shall include 7 day / 24 hour maintenance
with Enhancements. If the term is other than a [    *    ] term, the Parties
shall negotiate the appropriate pricing.

License Fees:

                       Sublicense Pricing Per Subscriber

                                        Domestic       International
--------------------------------------------------------------------
[


                                        *


                                                                ]

Sublicense pricing is per subscriber per sublicense agreement and calculated based upon the total number of subscribers of the licensee.

Maintenance for sublicenses is [ * ] of the cumulative per subscriber sublicense price payable annually in advance and includes 7 day / 24 hour support plus Enhancements.




March 21, 1996                         19

                                                CONFIDENTIAL TREATMENT REQUESTED

In the event the [                     *                   ] between Coral
Systems and [                     *
                     ] is consensually or finally judicially determined to
permit [    *   ] to sublicense the Licensed Materials to [        *
   ] entities in which [   *    ] owns a ten percent or greater equity interest
(the "Additional Accounts") at the rates provided for in the [   *    ]
[      *     ] the above sublicensing pricing shall be adjusted such that CBIS
shall receive an [       *      ] discount from Coral Systems' then current list
price for the Licensed Materials offered by [    *   ] to the Additional
Accounts to the same entities. In the case of a CBIS service bureau customer, CBIS shall receive an equivalent discount on the Service Bureau Fees set forth above. CBIS acknowledges that it shall not receive the foregoing increased
discount for CBIS provided sublicenses to [       *        ] as defined in the
[   *    ] [    *    ].

In the event that the [         *        ] is consensually or finally judicially
determined to permit [   *    ] to service bureau the Licensed Materials to
entities other than the [       *        ], as that term is defined in the
[        *         ], then the Service Bureau Fees set forth herein, if higher
than those offered to [    *   ], shall be adjusted downward such that CBIS
shall receive the same pricing for Service Bureau Environment as that offered to
[    *   ] for the entities to which [    *   ] is permitted to offer the same.





March 21, 1996                         20

                                                CONFIDENTIAL TREATMENT REQUESTED

Product Name: ChurnAlert(TM)

Product Description: Software application designed to detect and predict certain subscriber patterns which may be indicative and predictive of subscriber churn in cellular telecommunications networks.

Service Bureau Fees:

                     Service Bureau Pricing Per Subscriber

Subscribers                                Domestic         International
-------------------------------------------------------------------------
[
                                 *

                                                                        ]

Service bureau pricing represents a per subscriber fee per month for a [  * ]
[  *  ] minimum term and shall include 7 day / 24 hour maintenance with
Enhancements. If the term is different than [     *     ] then the Parties shall
negotiate the appropriate pricing.

License Fees:

                       Sublicense Pricing per Subscriber

Subscribers                                Domestic         International
-------------------------------------------------------------------------

[


                                        *


                                                                     ]

Sublicense pricing is per subscriber per sublicense agreement and calculated based upon the total number of subscribers of the licensee.

Maintenance for sublicenses is [ * ] of the cumulative per subscriber sublicense price payable annually in advance and includes 7 day / 24 hour support plus Enhancements.





March 21, 1996                         21

                                                CONFIDENTIAL TREATMENT REQUESTED


                                   EXHIBIT B

Coral Systems has entered into a Letter of Intent with [      *      ] for the
providing of a trial system of Churn Alert for up to [  *  ] subscribers of the
[      *      ] network in the [         *         ] area whereby Coral Systems
will provide the computer hardware and software in a manner similar to a Service Bureau Environment.

Pursuant to the AirTouch Agreement, AirTouch is permitted to provide FraudBuster in a Service Bureau Environment to limited markets identified in the AirTouch Agreement.

Coral Systems is in negotiations for the licensing or sublicensing of FraudBuster to the following entities either through itself or its distributors: Orange PCS, Bellsouth PCS and Sprint STV PCS*

Coral Systems has distribution arrangements with Ericsson Radio Systems and is
in negotiations with [    *   ] for a similar arrangement all for its
FraudBuster product.

* In the event that Coral Systems does not receive written notification of award or a legally binding commitment from Sprint STV PCS for the FraudBuster system within thirty days of the Effective Date, then Sprint STV PCS shall be considered a Special Account for purposes of Exhibit E.





 March 21, 1996                        22

                                                CONFIDENTIAL TREATMENT REQUESTED


                           EXHIBIT C: CBIS AFFILIATES

[







       *





                 ]



 March 21, 1996                        23

                                                CONFIDENTIAL TREATMENT REQUESTED


                                   EXHIBIT D
                             SUPPORT RESPONSE TIMES

Coral Systems shall provide the following levels of support to CBIS and our sublicensed clients:

Severity Level 1: Critical failure of system. Response time within [   *   ] or
less from the time CBIS notifies Coral Systems of the problem by calling the hotline number provided.

System fails, abnormally terminates or critical loss of data occurs. Coral
Systems will work [                         *                          ] until
resolution of the problem and system is again functioning properly.

Severity Level 2: Major failure of system. Response time within [   *   ] of
notification.

System works but service is degraded from usual performance levels. Coral
Systems will work [                *                ] until resolution of the
problem.

Severity Level 3: Minor failure of system. Response within [        *        ]

Lesser failure which does not impact operability. Coral Systems and CBIS will negotiate time frame for correction of failure.

Severity Level 4: System inconvenience or improvement. Coral Systems will consider correction in a maintenance or future product release.





March 21, 1996                         24

                                                CONFIDENTIAL TREATMENT REQUESTED


                                   EXHIBIT E
                                SPECIAL ACCOUNTS

Joint soliciting:

[      *      ] and its affiliated partners (for all wireless, cellular, data and PCS services.)



[



                *





                             ]


Refrain from soliciting for the term of the Agreement:

[
                             *
                                                  ]





March 21, 1996                         25

                                               CONFIDENTIAL TREATMENT REQUESTED


                                 Addendum No. 1

to the Marketing License Agreement dated March 21, 1996 (the "Agreement") between Coral Systems, Inc. ("Coral Systems") and Cincinnati Bell Information Systems, Inc. ("CBIS"). This Addendum No.1 ("Addendum") is effective
August 15, 1996.

The Agreement is modified as follows:

The following shall be added to Exhibit A of the Agreement:

PRODUCT NAME:    AMA Collection Module(TM)

PRODUCT DESCRIPTION: Collects and normalizes call detail and other identified records from wireless telecommunications networks. The interfaces for this product include: Lucent Technologies Billdats III product, AMA formats definition (AT&T 401-601-133, Issue 6, Oct. 1995); the interfaces identified in Exhibit A to this Addendum; plus other such interfaces as may be added to this exhibit by Coral Systems in the future.

SUBLICENSING FEES:

The initial sublicense shall be for use in a Service Bureau Environment with
[                               *                               ] for up to
[      *     ] subscribers on the AMA Collection Module for a one time fee of
[   *   ], payable as follows: [   *   ] paid upon the acceptance of the Interim
AMA Collection Module; and, [   *   ] upon the earlier of commercial use of or
acceptance of the Final AMA Collection Module. Acceptance shall occur upon verification by the parties that the AMA Collection Modules meet the specifications agreed upon by Coral Systems and CBIS in the document titled Usage Collector Business Requirements and Development Milestone Summary
version 1.0 and dated May 29, 1996, Section 3.2: Summary Description of Coral Systems' Usage Collector Requirements which are further defined in the "Collector Design Specification" document, version 1.0 and dated July 23, 1996, (summarized in Section 4.0: Assumptions and Constraints) which may be subject
to change by the parties.  All [   *   ] subscribers serviced by the AMA
Collection module in excess of [   *   ] shall be subject to a one time per
subscriber license fee of [  *   ] paid annually on contract anniversary.

CBIS shall be permitted to license the Product under the same terms and
conditions to [             *               ] at any time within one year from
the date of this Addendum.  In the event that [   *   ] ends its affiliation
with [            *            ] CBIS shall be entitled to exercise the
foregoing rights under the same terms and conditions to the surviving [   *   ]
entity.

Pricing for additional CBIS customers shall be negotiated by the parties and subsequently added to this Exhibit.

                                               CONFIDENTIAL TREATMENT REQUESTED


MAINTENANCE FEES:

Maintenance Fees for sublicensing is [ * ] per year of the cumulative per subscriber sublicense fees. Maintenance Fees shall commence upon final acceptance and are payable in advance and include 7 X 24 maintenance support plus all enhancements.

PERFORMANCE REQUIREMENTS:

No exclusivity or performance requirements shall apply to the Product. The parties can subsequently provide for the same by amending this Addendum in writing executed by authorized representatives of both parties. This Addendum shall be governed by the terms and conditions of the Agreement. In the event of an inconsistency between the Agreement and this Addendum, this Addendum shall govern.


Agreed:                                Agreed:

Coral Systems, Inc.                    Cincinnati Bell Information Systems, Inc.



By: /s/ ERIC A. JOHNSON                By: /s/ DEMETRIUS TAYLOR
   ------------------------------         -------------------------------------
Eric A. Johnson                        Name: Demetrius Taylor
President & CEO                             -----------------------------------
                                       Title: Vice President
                                             ----------------------------------

                                   EXHIBIT A
                                               CONFIDENTIAL TREATMENT REQUESTED

Existing Interfaces
-------------------

[


               *


                                     ]

Under Development
-----------------

[
               *
                               ]

Future Development
------------------
[          *             ]